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Exhibit 10.29

WAKE FOREST UNIVERSITY

LICENSE AGREEMENT

        THIS AGREEMENT (the "Agreement"), effective October 6th, 1993, is made between WAKE FOREST UNIVERSITY, an educational institution organized under the laws of the State of North Carolina having its principal offices at Winston-Salem, North Carolina 27109 ("Wake Forest"), and KINETIC CONCEPTS, INC., a Texas corporation with principal offices at 8023 Vantage Drive, San Antonio, Texas 78216 ("KCI"):

        The parties hereto agree as follows:

1.
Definitions

        For all purposes of this Agreement the following terms will have the meanings specified below:

        1.1   KCI will mean Kinetics Concepts, Inc. ("KCI"), and any Affiliate of Kinetic Concepts, Inc.

        1.2   "Affiliate" will mean an entity that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. For purposes of this Agreement, the direct or indirect ownership of more than 50% of the outstanding voting shares of an entity, the right to receive 50% or more of the profits or earnings of an entity, or the right to control policy decisions of an entity, will be deemed to constitute control.

        1.3   "The Inventors" will mean Drs. Louis Argenta and Michael Morykwas, presently employees of Wake Forest.

        1.4   "The Invention" will mean a wound treatment technology described in the patent applications in Appendix A discovered and reduced to practice by The Inventors and known by Wake Forest as Method and Apparatus to Enhance Closure and Health of Open Wounds. The Invention will also include all transferable technical data, practices, plans, specifications, and other information or assistance with respect to the use of the invention.

        1.5   The term "Improvement" will mean any improved process, composition or product, as the case may be, for wound treatment by maintaining reduced pressure on a wound to promote healing of the wound, made by either or both of The Inventors or other employees of Wake Forest working under the direction of The Inventors.

        1.6   "Patent Rights" will mean the pending United States and PCT patent applications filed on The Invention, and which are set forth in Appendix A attached hereto and made a part hereof (hereinafter referred to as the "Patent Application(s)"), and United States and foreign patents issuing from said pending United States and PCT patent applications, and any patents based upon any of said United States and PCT patents and applications (hereinafter referred to as the "Patent(s)"), and any applications claiming or entitled to claim foreign or domestic priority including any continuations, continuations-in-part, divisions, reissues or extensions of any of the foregoing, together with any additional patents or applications which may be subsequently added to Appendix A.

        1.7   "Licensed Products" will mean any products made or sold by KCI which:

    a.
    are covered by an Issued Claim; or

    b.
    are manufactured by using a process which is covered by an Issued Claim; or

    c.
    the use of which is covered by an Issued Claim.

        1.8   "Licensed Processes" will mean a method which is covered by an Issued Claim.

        1.9   "Net Sales" will mean gross revenues from sales or leases of Licensed Products or Licensed Processes and Preissuance Products or Processes by KCI or any KCI Affiliate or by a sublicensee to third parties less any discounts (quantity, trade, and cash), returns, freight and other transportation, other delivery costs, use and withholding tax, sales tax, and value added tax. No deductions will be made for cost of collections. Licensed Products will be considered "sold" when delivered, billed out, or invoiced, whichever comes first. If Preissuance Products or Processes or Licensed Products or Licensed Processes are used by KCI, Affiliates or sublicensees as premiums to promote, market, sale, and/or lease products and or processes other than Preissuance Products or Processes or Licensed Products or Licensed Processes, such premiums will be deemed to have been sold at KCI's customary sales price. Clinical trials or introductory free use of Licensed Products or Licensed Processes in the ordinary course of business will not be considered to be such a premium.

        1.10 "Zamierowski Rights" will mean those U.S., PCT and/or foreign patent applications and patents listed in Appendix B, and any patents issuing from the pending patent applications, or any related or corresponding U.S. or foreign applications or patents, as well as any continuations, continuations-in-part, divisions, reexaminations, reissues, substitutes, renewals or extension of any of the foregoing patent applications or patents.

        1.11 "FDA Clearance" will mean the first date on which KCI receives FDA clearance to market in the U.S. Preissuance Products or Processes or Licensed Product or Process.

        1.12 "Commercial Launch" will mean the date on which KCI completes its first commercial (i.e., excluding market test sales) sale or lease in the U.S. of Preissuance Products or Processes or Licensed Products or Processes.

        1.13 "Market Test" will mean a reasonably reliable market test conducted by KCI, or for KCI pursuant to KCI procedures, prior to Commercial Launch.

        1.14 An "Issued Claim" will mean either of the following:

          A.    In a country in which no patent coverage exists because (a) no patent application was yet or ever filed in such country, (b) no patent was yet or ever issued in such country, or (c) any patent that has issued in such country does not have at least one unexpired claim under which the manufacture, sale or use of products or processes (i) are covered by, (ii) are manufactured by using a process covered by, or (iii) the use of which is covered by at least one unexpired claim in such patent in such country, then Issued Claim for such country will mean at least one unexpired claim in any U.S. patent within the Patent Rights.

          B.    In a country in which patent coverage exists and the manufacture, sale or use of products or processes in such country (i) are covered by, (ii) are manufactured by using a process covered by, or (iii) the use of which is covered by at least one unexpired claim in a patent in such country within the Patent Rights, then Issued Claim for such country will mean at least one unexpired claim in any patent within the Patent Rights in such country.

        1.15 "Preissuance Products or Processes" will mean products or processes (i) covered by, (ii) manufactured by using a process covered by, or (iii) the use of which is covered by at least one pending claim contained in any patent application within the Patent Rights regardless of whether the patent application exists in the country of manufacture, sale, or use.

2.
Grant of License

        2.1   Wake Forest hereby grants to KCI a worldwide right and license to make, have made, use, lease, sell, and sublicense the Preissuance Products and Licensed Products under the Patent Rights, and to practice and sublicense the Preissuance Processes and Licensed Processes to the full end of the term(s) for which Patent Rights are granted unless sooner terminated as hereinafter provided.

        2.2   Wake Forest hereby agrees that it has not granted and will not grant any other license under the Patent Rights anywhere in the world during the period of time commencing with the effective date of this Agreement and terminating with the expiration of Patent Rights unless the License under this Agreement is sooner terminated as hereinafter provided.

        2.3   Wake Forest reserves the right to make, have made, and use the Licensed Products and to practice and use the Licensed Processes for Wake Forest's own clinical, research, and educational purposes. Under no circumstances will Wake Forest have the right to commercialize or to assist any other party to commercialize or exploit any portion of the Patent Rights during the term of this Agreement.

3.
Due Diligence

        3.1   KCI will use reasonable best efforts consistent with industry practices for like products and processes to bring the commercial embodiment of the Invention to market within a reasonable time after the effective date of this Agreement. To that end, KCI will develop and test a commercially viable prototype within one year of the effective date of this Agreement. Within four months of FDA Clearance, KCI will use its reasonable best efforts to complete a Market Test. Within two months thereafter, KCI will use its reasonable best effort to complete Commercial Launch.

        3.2   If Wake Forest believes that KCI has materially failed to meet the time schedule set forth in Section 3.1, and is not exercising reasonable best efforts as provided herein, Wake Forest will serve KCI with notice of the same, specifying in reasonable detail the basis for its belief. KCI will have 90 days in which to respond. If the parties are unable to resolve that dispute, it will be submitted to binding arbitration before a single arbitrator pursuant to the Commercial Arbitration Rules then in effect of the American Arbitration Association. Evidentiary questions will be governed by the Federal Rules of Evidence. The arbitrator's judgment will be based on custom and practices in the industry and the monies, time and effort devoted to the project among other pertinent factors. The arbitrator's award will be in writing and will set forth the findings and conclusions upon which the arbitrator based the award. The arbitration will be held in Atlanta. KCI will reimburse Wake Forest for reasonable fees and expenses Wake Forest incurs in excess of $10,000 except that if the arbitrator finds that the position of one party is unreasonable position, that party will reimburse all reasonable fees and costs of the other party.

4.
Compensation

        4.1   KCI will pay Wake Forest a one-time, nonrefundable license issue fee of $[***] upon execution of this Agreement. Wake Forest will credit one-half of the license fee against future royalties due to Wake Forest under Sections 4.2 or 4.3, provided however that such credit to KCI will be applied only up to one-half of the amount due to Wake Forest in any single reporting period with any balance of such credit as well as any new credits being applied in successive reporting periods. The credit for any single reporting period, however, will not exceed one-half of the amount due to Wake Forest in any single reporting period.

        4.2.1 KCI agrees to pay to Wake Forest as consideration for the rights, privileges, and license granted under this Agreement, an earned royalty of [***].

        4.2.2 Sales or leases of any Licensed Products or Processes will not be subject to more than one royalty, regardless of the number of patents included with the Patents Rights applicable to such Licensed Products or Licensed Processes and Preissuance Products or Processes.

        4.3.1 Upon first sale or lease of Preissuance Products or Processes or Licensed Products or Licensed Processes in the U.S. and for 5 years thereafter (the minimum royalty period) KCI will pay Wake Forest a minimum royalty to maintain the exclusive License granted hereunder ("minimum royalty"), the amount of which will be established based on the Market Test. KCI will make a reasonable estimate of the projected annual Net Sales and calculate projected earned royalties for each year of the minimum royalty period. The minimum royalty due each year of the minimum royalty period will be [***]% of the projected earned loyalties for each such year of the minimum royalty period. The minimum annual royalty will be non-refundable, but will be creditable against royalties otherwise due under this Agreement. If earned royalties do not equal or exceed the minimum royalty and if KCI elects not to pay the minimum royalty during the minimum royalty period, the License will automatically convert to a nonexclusive License and the royalty reduction provisions of Section 4.4 will no longer have any force or effect.

        4.3.2 Upon first sale or lease of Licensed Products or Licensed Processes or Preissuance Products or Processes in the U.S., a floor royalty of $[***] semi-annually ("floor royalty") is required to maintain the License in effect during the entire term of the License, and if KCI elects not to pay the floor royalty, Wake Forest will have the option to terminate the License under this Agreement by providing written notice of termination to KCI. Payments of earned or minimum royalties will be credited against the floor royalty.

        4.4.1 If KCI is required to pay royalties or the like to a third party to acquire rights under additional patents of third parties and Wake Forest in good faith agrees that such acquired rights are necessary in order to best commercialize The Invention, the parties will negotiate in good faith a royalty reduction in the earned royalty rate and minimum royalties, but not floor royalties, set forth in Sections 4.2 and 4.3 of this Agreement.

        4.4.2 KCI secures an exclusive license or assignment of the Zamierowski Rights, the parties agree that the earned royalty set forth in Section 4.2 of this Agreement will be reduced by [***] the amount of royalty payments actually paid to Zamierowski or by [***], whichever is less, or, as the case may be, the minimum royalties as set forth in Section 4.3, but not floor royalties, will be reduced by [***] of royalty payments actually paid to Zamierowski or by [***]% of the minimum royalty otherwise payable, whichever is less, during the period of the assignment or exclusive license of the Zamierowski Rights to KCI. This royalty reduction is also subject to KCI supplying a copy to Wake Forest of all transfers, assignments or licenses of any of the Zamierowski Rights to KCI and any agreements with KCI relating to the Zamierowski Rights, providing Wake Forest with proof of actual payments made to Zamierowski relating to the Zamierowski Rights, and permitting Wake Forest to audit KCI's records and books relating to payments made by KCI to Zamierowski relative to the Zamierowski Rights.

        4.4.3 Notwithstanding any other provision of this Agreement, in no event will the earned royalty rate payable by KCI to Wake Forest under Section 4.2 of this Agreement be less than [***].

        4.4.4 The earned royalty rates provided herein are based on the assumption that KCI will have actual exclusivity in the market of wound treatment by maintaining reduced pressure on a wound to promote healing of the wound. In the event that at least one other company is producing and selling, on a commercial basis, products or processes that are not covered by or do not infringe the Patent Rights but are competitive to the Licensed Products and/or Licensed Processes, and are sufficient to account for at least a [***]% market share in the market of wound treatment by maintaining reduced pressure on a wound to promote healing of the wound, the parties will negotiate in good faith to establish a revised earned royalty rate and minimum royalty, but not floor royalty, given the actual market conditions then existing. Thereafter, if KCI regains actual exclusivity in the market of wound treatment by maintaining reduced pressure on a wound to promote healing of the wound, the earned royalty rates and minimum royalty rates provided herein will return to their original levels.

        4.5.1 KCI agrees to provide to Wake Forest research support in the total amount of $[***], inclusive of all direct and indirect costs, over the first three years from the execution of this Agreement for research at Wake Forest. The specific research to be supported will be established annually and will include projects of mutual interest negotiated in good faith by the parties. The research program for the first year is attached as Appendix C. In the event the parties are unable to reach agreement on the research plan for the subsequent years within 60 days of the second and third anniversaries of this Agreement, KCI will pay Wake Forest two-thirds of the amount remaining unpaid.

        4.5.2 In the event any developments or inventions that are not Improvements and are not within the Patent Rights arise during the course of the research performed under Section 4.1.9, KCI will have an exclusive option to obtain a worldwide exclusive license to such developments and inventions on terms and conditions to be negotiated in good faith and that are commercially reasonable under the circumstances provided, however, that KCI exercises its option within one year of the date that such development or invention is first disclosed to KCI.

        4.5.3 The provisions of Section 7 will apply to research performed under section 4.5.1. The principal investigator of such research projects will make periodic written reports to KCI no less frequently than every six months describing the status, data and results of the research, as well as any developments or inventions. Unpatentable data and information resulting from such research maybe used by KCI without restriction.

        4.6   Royalties will be reported to and paid to Wake Forest each 6 months as provided in Section 9.

        4.7   KCI will reimburse Wake Forest for all reasonable fees and costs incurred after the effective date of this Agreement to prepare, file, prosecute and maintain U.S., PCT and foreign patent applications. Wake Forest will credit [***] of such reimbursement actually paid by KCI against future royalties due to Wake Forest under Sections 4.2 or 4.3, provided however that any such credit to KCI will be applied only up to one-half of the amount due to Wake Forest in any single reporting period with any balance of such credit as well as any new credits being applied in successive reporting periods. The credit for any single reporting period, however, will not exceed [***] of the amount due to Wake Forest in any single reporting period.

        4.8.1 KCI will escrow earned or minimum royalties for sales or leases of Preissuance Products and Processes until one or more of the events of Section 4.8.2 occurs.

        4.8.2 If a U.S. patent under which the manufacture, sale or use of products or processes which (i) are covered by, (ii) are manufactured by using a process covered by, or (iii) the use of which is covered by at least one claim within the Patent Rights issues within the time period of Section 10.1, KCI will immediately pay the escrowed royalties for such products or processes to Wake Forest upon issuance of such patent. If no such U.S. patent within the Patent Rights issues within that time period then the escrowed royalties will be returned to KCI after the expiration of such time period, provided that KCI gives written notice to Wake Forest of KCI's election to terminate the License under this Agreement, and such time period is extended until written notice is provided to Wake Forest. If no U.S. patent within the Patent Rights has issued but in another country a patent has issued within the Patent Rights under which the manufacture, sale or use of products or processes in such country (i) are covered by, (ii) are manufactured by using a process covered by, or (iii) the use of which is covered by at least one claim, then the escrowed royalties attributable to sales in that country will be immediately paid to Wake Forest and future royalties from Net Sales in that country will be paid to Wake Forest and will not be escrowed.

        4.8.3 If a U.S. patent under which the manufacture, sale or use of products or processes which (i) are covered by, (ii) are manufactured by using a process covered by, or (iii) the use of which is covered by at least one claim within the Patent Rights issues within the time period of Section 10.1, royalties hereunder will be based solely on Licensed Products and/or Licensed Processes.

5.
Warranty

        5.1   Wake Forest warrants to its best knowledge and belief that it is the owner of all rights, title, and interest in the Patent Rights, free of any liens, encumbrances, restrictions and other legal or equitable claims. Wake Forest warrants that it is not aware that the Patent Rights infringe the patent rights of any third party and that it is not aware that the Invention is unpatentable.

        5.2   All property, whether tangible or intangible, which may be delivered hereunder, will be delivered on an "as is, where is" basis without any express or implied warranty. Wake Forest makes no warranty of merchantability or fitness for any particular purpose. Other than the obligations of Wake Forest set forth in this Agreement, WAKE FOREST MAKES NO OTHER WARRANTIES WHATSOEVER. WAKE FOREST HEREBY DISCLAIMS ALL WARRANTIES WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. WAKE FOREST ASSUMES NO RESPONSIBILITY WITH RESPECT TO THE EXPLOITATION OR COMMERCIALIZATION OF THE PATENT RIGHTS OR THE MANUFACTURE, USE, SALE, LEASE OR DISTRIBUTION OF ANY METHODS, PROCESSES, APPARATUS, DEVICES, SYSTEMS, PRODUCTS, ARTICLES, AND/OR APPLIANCES DERIVED FROM OR USING THE LICENSED PRODUCTS OR LICENSED PROCESSES BY KCI. WAKE FOREST WILL NOT BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER DIRECT, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES.

        5.3   Wake Forest represents that it does not own or control any patents or other intellectual property rights that would dominate, interfere, or limit the rights granted herein. In the event that, during the term of this Agreement, Wake Forest acquires such rights from the Inventor or other employees of Wake Forest working under the direction of The Inventors, KCI will have an exclusive option to add such rights to the Patent Rights hereunder.

6.
Future Improvements

        6.1   Until the termination of the Agreement, Wake Forest will promptly provide KCI with information originated or acquired by Wake Forest relative to Improvements. Wake Forest hereby grants to KCI the exclusive option to add to the Patent Rights any Improvement, subject to the terms and conditions of this Agreement.

        6.2   In the event that KCI makes or acquires any enhancement in or to The Invention or the Patent Rights, it will promptly disclose the same to Wake Forest, and at the option of Wake Forest, KCI will grant Wake Forest a royalty-free non-exclusive right to practice said enhancement for Wake Forest's own clinical, research, and educational purposes. Under no circumstances will Wake Forest have the right to commercialize or to assist any other party to commercialize or exploit any portion of the enhancement during the term of this Agreement.

7.
Disclosure Requirements

        7.1   Wake Forest and KCI will each select an employee who will act as its technical correspondent in transmitting technical information and in arranging for other assistance necessary to fully exploit the Patent Rights. Each party will indicate promptly to the other in writing the name of its technical correspondent. The technical correspondents of Wake Forest and KCI will cooperatively work out a practicable plan to keep each party informed about the other's current and planned activities relating to, the use, production, lease and sale of Licensed Products and Licensed Processes. KCI will promptly provide Wake Forest with samples, drawings and related information for all prototype, test and/or commercial devices or products of KCI under the Patent Rights and copies of all information, documents and data and samples and drawings of all devices under the Patent Rights prepared for or submitted to the FDA.

        7.2   Wake Forest's technical correspondent will be responsible for answering all reasonable technical inquiries received from KCI's technical correspondent relating to the Invention, and will provide, to the extent requested, copies of pertinent technical information to KCI, including, to the extent applicable, test reports and other technical reports and manuals, lists of ingredients and their proportions in compositions of matter and quality control procedures.

        7.3   Wake Forest will, on written notice, give to duly accredited representatives of KCI access to the inventor's laboratories, and other facilities, at reasonable times and under reasonable conditions, for the purpose of acquiring technical information.

        7.4   All information exchanged by the technical correspondents will be subject to the provisions of Section 8 of this Agreement.

8.
Confidentiality

        8.1   All confidential information of either Wake Forest or KCI transmitted to the other party in conjunction with this Agreement, whether prior to or subsequent to the execution of this Agreement, will be considered to be information which is confidential and proprietary when it is marked in writing as confidential. Such information will hereinafter be referred to as "Confidential and Proprietary Information," and will be held in confidence, and will not be disclosed to third parties or used for any purpose other than to fulfill the obligations of this Agreement without prior written consent of the providing party. Confidential and Proprietary information will not include information that:

    (a)
    is or becomes publicly available through no act or fault of the receiving party;

    (b)
    is disclosed to the receiving party by a third party having the right to disclose it;

    (c)
    is already known by the receiving party as shown by its prior written records provided the receiving party provides written notice to the providing party thereof promptly after receiving the Confidential and Proprietary Information; or

    (d)
    is required by law to be disclosed.

        8.2   Except as provided in Section 11.12, upon early termination of this License, each party will make no further use of the Confidential and Proprietary Information and will promptly return to the other all written material which incorporates, or which is based on, or which derives from, or grows out of in whole or in part, any Confidential and Proprietary Information provided by the other party except that each party may retain one copy of such information if required to do so by applicable governmental regulations.

        8.3   All obligations of confidentiality and non-disclosure set forth in this License will expire 5 years from the date of termination of the License under this Agreement.

9.
Records, Reports, and Payments

        9.1.1 KCI will maintain and will require its sublicensees to maintain accurate records relating to the sale of the Licensed Products or Processes for 5 years following the end of the calendar year to which they pertain.

        9.1.2 The books and records of KCI and its sublicensees relating to this Agreement, and the associated premises, will be open to inspection by Wake Forest at reasonable intervals, and Wake Forest will be entitled, at its own expense, to request a firm of certified public accountants to inspect the books and records of KCI and its sublicensees and supply a certificate with respect to the correctness of reports and payments due Wake Forest hereunder, and KCI and its sublicensees will grant such firm of certified public accountants all reasonable assistance necessary thereto. The information obtained during such inspections will be considered Confidential and Proprietary Information and will be subject to Section 8 of this Agreement whether or not marked as confidential.

        9.2.1 KCI will render to Wake Forest semi-annual reports for the six month periods ending the last days of June and December each year. Reports will be submitted before the last days of February and August of each year, and will show for the period:

    (a)
    All Licensed Products and/or Preissuance Products distributed, leased and/or sold.

    (b)
    Accounting for all the Licensed Processes and/or Preissuance Processes distributed, leased, used or sold.

    (c)
    Deductions applicable as provided in Section 1.9 or other credits provided in this Agreement.

    (d)
    Total royalties due.

KCI will remit to Wake Forest with each such report the amount of royalty payments shown thereby to be due. If no sales or leases of the Licensed Products or Licensed Processes and/or Preissuance Products or Processes were made during any calendar half year, KCI will provide to Wake Forest a statement to that effect.

        9.2.2 KCI will render to Wake Forest a similar report within 30 days after the termination of the License under this Agreement, covering the period from the last date covered by the last preceding report to the date of termination.

        9.3   Payments

        9.3.1 The initial minimum royalty payment will be made in accordance with Section 4.3 and will be due 60 days from the last day of the reporting period in which initial sales or leases of Licensed Products or licensed Processes and/or Preissuance Products or Processes begin. The initial and final minimum royalties due will be prorated based on the period of sales within the reporting period. Minimum or earned royalties, as the case may be, will be paid semiannually with the February and August reports required in Section 9.2.

        9.3.2 During the minimum royalty period, KCI will pay the earned royalty or the minimum royalty due, whichever is greater. If the earned royalty is greater than the minimum royalty due, KCI may credit the difference between the amount actually paid in earned royalties and the minimum royalty due against future minimum royalty payments.

        9.3.3 Within 30 days following the termination of this Agreement, KCI will pay to Wake Forest the amount due to Wake Forest for the period from the last reporting period covered by the last preceding payment to the date of termination.

        9.3.4 Royalty payments will be paid in United States dollars in Winston-Salem, North Carolina, or at such other place as Wake Forest may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which KCI will be required by law to withhold on remittance of the royalty payments will be deducted from royalty paid. KCI will furnish Wake Forest the original copies of all official receipts for such taxes. If any royalties hereunder are based on Net Sales converted from foreign currency, such conversion will be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the semiannual reporting period to which such royalty payments relate.

10.
Patent Prosecution

        10.1 Wake Forest and KCI agree to allow a 5-year period from the date of this Agreement for the issuance of a United States patent. This period may be extended by KCI.

        10.2 The prosecution of the U.S., PCT and foreign patent applications and maintenance of all Patent Rights, if any, will be the primary responsibility of Wake Forest; provided, however, that KCI will have reasonable opportunities to advise and will cooperate with Wake Forest in such prosecution and/or maintenance. Wake Forest will provide KCI's outside patent counsel with copies of all official correspondence when received and copies of all proposed amendments or responses no less than 3 weeks prior to filing to permit KCI to comment thereon.

        10.3 KCI will designate those foreign countries, if any, in which KCI desires foreign patent coverage corresponding to U.S. patent coverage. KCI will pay all reasonable costs and legal fees associated with the preparation and filing of such foreign patent applications, and such applications will be in Wake Forest's name. KCI will pay earned royalties to Wake Forest in accordance with Section 4.2 on Licensed Products and/or Licensed Processes and/or Preissuance Products or Processes regardless of whether patent coverage exists in the country of sale, manufacture or use. In the event KCI elects not to pursue foreign patent coverage in Canada, the European Patent Office (designating France, Germany, U.K., Austria, and Switzerland), Japan, Taiwan, and Australia, then Wake Forest will be free to License a third party in any country in which patent coverage is not sought.

        10.4 In accordance with Section 4.7, KCI will reimburse Wake Forest upon presentation of itemized statements for all reasonable fees and costs incurred after the effective date of this Agreement relating to the preparation, prosecution, and maintenance of U.S., PCT and foreign patent filings under the Patent Rights which are initiated by mutual agreement of the parties.

        10.5 Upon any claim of any application of the licensed Patent Rights being canceled, abandoned, or disallowed by a final non-appealable or non appealed action of the Patent Office having jurisdiction, or upon any claim of any patent of the Patent Rights being held invalid or unenforceable by a final non-appealable or a non-appealed decision of any court or tribunal of competent judgment, such claim will be deemed to have expired, as of the date of final disallowance or holding of invalidity or non-enforceability.

11.
Termination

        11.1 If no United States patent is issued during the period provided in Section 10.1, this Agreement may be terminated by KCI.

        11.2 Unless sooner canceled or terminated as herein provided, the License under this Agreement will continue for the full term of the last expiring Patent Rights.

        11.3 If KCI becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of KCI is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of KCI or otherwise, the License under this Agreement will automatically terminate.

        11.4 Should KCI fail in its payment of any license fee, royalties or other payment to Wake Forest due in accordance with the terms of this Agreement, Wake Forest will have the right to serve upon KCI, by certified mail at the address designated in Section 18, notice of its intention to terminate the License under this Agreement within 30 days after receipt of said notice of termination Unless KCI will pay to Wake Forest, within the 30 day period, all such amounts due and payable. Upon the expiration of the 30 day period, if KCI will not have paid all such royalties due and payable, the rights, privileges and license granted hereunder will thereupon immediately terminate. KCI will continue to be obligated to pay Wake Forest all license fees, royalties and other payments due to Wake Forest at the time of termination.

        11.5 Upon any material breach or default of this Agreement by KCI, other than those occurrences set out in Sections 11.3 and 11.4, which will always take precedence in that order over any material breach or default referred to in this paragraph, Wake Forest will have the right to terminate the License under this Agreement and the rights, privileges and license granted hereunder by 90 days' notice by certified mail to KCI. Such termination will become effective unless KCI will have cured any such breach or default prior to the expiration of the 90 day period from receipt of Wake Forest's notice of termination.

        11.6 Alternatively, should KCI be in breach or default as set forth above, and should Wake Forest be in a position where it could rightfully terminate the License under this Agreement, then in its sole discretion, Wake Forest may convert this exclusive license to a non-exclusive license upon giving notice of such decision to KCI.

        11.7 KCI will have the right to terminate the License under this Agreement with or without cause at any time on 6 months' notice by certified mail to Wake Forest.

        11.8 Upon termination of the license under this Agreement, in whole or part, for any reason or cause, the continuation of all existing sublicenses hereunder will become subject to the election of Wake Forest as follows: Wake Forest may elect to succeed to all of the rights and obligations of KCI with respect to any or all such sublicenses or may elect to allow any or all such sublicenses to terminate with the license to KCI under this Agreement. Any sublicense granted by KCI must contain provisions corresponding to this Section relative to termination and the conditions of continuance of any sublicenses.

        11.9 Upon termination of the License under this Agreement for any reason, nothing herein will be construed to release either party from any obligation accrued prior to the effective date of such termination. KCI may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell or lease the same, provided that KCI will pay to Wake Forest the royalties thereon as required by Section 4 and will submit the reports required by Section 9 on the sales of Licensed Products.

        11.10 Upon termination of this License for any reason, the rights granted herein will immediately revert to Wake Forest.

        11.11 If, at any time during this Agreement, KCI directly or indirectly opposes or assists any third party to oppose the grant of any Letters Patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights, or any of the claims thereof, Wake forest will be entitled thereafter to terminate immediately all or any portion of the License granted hereunder by notice thereof to KCI.

        11.12 If KCI elects not to pay the floor royalty of $[***] semi-annually as provided in Section 4.3 and Wake Forest exercises its option to terminate, or upon termination of the License under this Agreement for any reason other than the expiration of the last expiring patent within the Patent Rights, KCI will give Wake Forest KCI's studies, assessments, marketing information, manufacturing drawings, and molds (unless such molds will be retooled for other products) relating to the Licensed Products and/or the Licensed Processes and Wake Forest can make whatever use of such materials and information that Wake Forest deems appropriate, including providing such materials and information to a third party for commercial purposes.

12.
Infringement

        12.1 Each party will promptly inform the other in writing of any alleged infringement of the Patent Rights by a third party, or the assertion of a declaratory judgment action alleging invalidity or noninfringement, and provide such other party with any available information about the infringement or declaratory action, as the case might be. Following such notice, KCI may place [***] first accruing to Wake Forest following the expiration of a thirty day period after such notice into an escrow account as escrowed litigation royalties. KCI will not settle or compromise any claim or action in a manner that imposes any restrictions or obligations on Wake Forest without Wake Forest's written consent, which consent will not be unreasonably withheld.

        12.2.1 During the term of this Agreement, KCI will prosecute [***] any infringements of the Patent Rights, and, in furtherance of such right, KCM may join Wake Forest as a party in any such suit, [***] to Wake Forest. As between wake Forest and KCI, KCI will be liable for [***] in such action and KCI will be responsible, except as provided in Section 12.2.3, for the [***] in such an action.

        12.2.2 As a first option for KCI, [***]. Upon settlement or final termination of such action, KCI will immediately pay all escrowed litigation royalties to Wake Forest.

        12.2.3 As an alternative option, [***]. All remaining escrowed litigation royalties will be immediately returned to Wake Forest. Wake Forest will not, under any circumstances, be liable for any amounts in excess of the escrowed litigation royalties.

        12.2.4 If, within 6 months after having been notified of any alleged infringement of the Patent Rights, KCI will have been unsuccessful in persuading the alleged infringer to desist and will not have brought and will not be diligently prosecuting an infringement action, or if KCI notifies Wake Forest at any time prior thereto of its intention not to bring suit against any such alleged infringer, then (a) [***] and, (b) [***]. No settlement, consent judgment, or other voluntary fiscal disposition of the suit may be entered into without the consent of KCI, which consent will not unreasonably be withheld.

        12.3.1 In the event that a Declaratory Judgment Action alleging invalidity or non-infringement of any of the Patent Rights will be brought against KCI or Wake Forest, [***].

        12.3.2 As a first option for KCI, [***]. Upon settlement or final termination of such action, provided such action does not result in a final non-appealable or non-appealed decision that the subject patent(s) are invalid or unenforceable, [***]. If the subject patents are found to be invalid or unenforceable in a final non-appealable or non-appealed decision, [***] if valid patents covering such products or processes still remain within the Patent Rights.

        12.3.3 As an alternative option, [***]. All remaining escrowed litigation royalties will be immediately returned to Wake Forest. Wake Forest will not, under any circumstances, be liable for any amounts in excess of the escrowed litigation royalties.

        12.3.5 If KCI is not diligently prosecuting or defending any Declaratory Judgment Action, then (a) [***] and (b) [***]. No settlement, consent judgment or other voluntary fiscal disposition of the suit may be entered into without the consent of KCI, which consent will not unreasonably be withheld.

        12.4.1 KCI will have a duty to defend any suit or counterclaim brought against Wake Forest or KCI for alleged infringement of any patent of any third party, to the extent such suit is based upon a claim that the infringement arises from the manufacture, use or sale by KCI of products and/or processes within the Patent Rights pursuant to this Agreement. As between Wake Forest and KCI, [***].

        12.4.2 Each party will promptly inform the other in writing of the commencement of any such infringement action by a third party. Following such notice, KCI may place up to a maximum of [***] into an escrow account as escrowed litigation royalties. KCI will not settle or compromise any such action in a manner that imposes any restrictions or obligations on Wake Forest without Wake Forest's written consent, which consent will not be unreasonably withheld.

        12.4.3 [***] any such infringement action by any third party [***]. All remaining escrowed litigation royalties will be promptly returned to Wake Forest. [***].

        12.4.4 Any recovery of damages by KCI in any such infringement action by any third party in which escrowed litigation royalties of Wake Forest were used by KCI [***].

        12.4.5 If the exercise of the rights granted KCI herein infringe the rights of a third party, Wake Forest may elect to pursue a license from such third party that would permit KCI to exercise the rights granted herein without limitation or interruption and without payments by KCI, or Wake Forest may authorize KCI to pursue such a license. In the event Wake Forest authorizes KCI to secure such a license, and the terms of such a license provide for royalties or other payments by KCI to such third party, then the parties will negotiate in good faith, a royalty reduction in the earned royalty rate set forth in Section 4.2 and the minimum royalty, but not the floor royalty, set forth in Section 4.3 such that the total royalties payable are commercially reasonable.

        12.4.6 If the exercise of the rights granted KCI herein are found to infringe the rights of a third party in a decision that is final and non-appealable or non-appealed, and neither Wake Forest nor KCI are able to secure a license from such third party, all remaining escrowed litigation royalties will be given to KCI, provided that KCI provides written notice to Wake Forest of KCI's election to terminate the License under this Agreement.

13.
Product Liability

        13.1 Except as specifically provided otherwise under Section 12 of this Agreement, KCI and its sublicensees will, at all times during the term of this Agreement and thereafter, indemnify, hold harmless and defend Wake Forest, its trustees, officers, employees and affiliates against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of any loss, claim, damage, or liability of whatsoever kind or nature which may arise at any time out of or in connection with any activity of KCI involving the Licensed Products or Licensed Processes or Preissuance Products or Processes or the Patent Rights, including without limitation the use, sale, or distribution of any product derived from or using the Licensed Products or Licensed Processes or Preissuance Products or Processes or the Patent Rights.

        13.2 KCI and its sublicensees will carry liability insurance at its expense, adequate to assure its obligations to Wake Forest under this section. KCI will include satisfactory evidence of adequate insurance coverage with each semi-annual report required by Section 9.

14.
Assignment

        KCI may assign or otherwise transfer this Agreement and the License granted hereby and the rights acquired by it hereunder so long as such assignment or transfer will be accompanied by a sale or other transfer of KCI's entire business or of that part of KCI's business to which the License granted hereby relates. KCI will give Wake Forest 30 days prior notice of such assignment and transfer and if Wake Forest raises no reasonable objection to such assignment or transfer in writing within 30 days after the giving of such notice and stating the reasons for such objection, then Wake Forest will be deemed to have approved such assignment or transfer; provided, however, Wake Forest will not be deemed to have approved such assignment and transfer unless such assignee or transferee will have agreed in writing to be bound by the terms and conditions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term KCI as used herein will include such assignee or transferee. If KCI sells or otherwise transfers its entire business or that part of its business to which the License granted hereby relates and the transferee will not have agreed in writing to be bound by the terms and conditions of this Agreement, or new terms and conditions will not have been agreed upon within 60 days of such sale or transfer, Wake Forest will have the right to terminate the License under this Agreement.

15.
Non-Use of Names

        KCI will not use the names of Wake Forest or of The Inventors, nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from Wake Forest in each case, except that KCI may state that it is licensed by Wake Forest under one or more of the patents and/or applications comprising the Patent Rights.

16.
Export Controls

        It is understood that Wake Forest is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities and that the activities of KCI may require a license from the relevant agency of the United States Government and/or written assurances by KCI that KCI will not export data or commodities to certain foreign countries without prior approval of such agency. Wake Forest neither represents that a license will not be required nor that, if required, it will be issued.

17.
Payments, Notices and Other Communications

        Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given an the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it will designate by written notice given to the other party:

Wake Forest:	Julie M. Watson Technology Transfer Service Wake Forest University The Bowman Gray School of Medicine Medical Center Boulevard Winston-Salem, North Carolina 27157
KCI:	Peter A. Leininger, M.D. Director and Senior Vice President Kinetic Concepts, Inc. 8023 Vantage Drive San Antonio, Texas 78216
18.
Miscellaneous Provisions

        18.1 This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, U.S.A., except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

        18.2 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and will not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

        18.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement will be determined to be invalid or unenforceable under any controlling body of law such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions hereof.

        18.4 KCI agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

        18.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

        18.6 In any litigation arising under or relating to this Agreement between the parties hereto, the prevailing party or parties will be entitled to recover its reasonable attorneys fees and litigation costs.

        18.7 Except as otherwise specifically provided in Section 14 of this Agreement, neither this Agreement nor any of the licenses or rights herein granted will be assignable or otherwise transferable by KCI without the prior written permission of Wake Forest.

        18.8 This Agreement will be binding and inure to the benefit of the parties hereto and their respective Affiliates, and permitted successors and assigns.

        18.9 The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other party.

        18.10 Nothing contained in this Agreement will be deemed to place the parties hereto in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

        18.11 This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

        18.12 A party to this Agreement will be excused from any performance required hereunder if such performance is rendered impossible or commercially impracticable due to a catastrophe or other event, including without limitation, war, riot and insurrection, laws, proclamations, edicts, ordinances or regulations, including a health emergency; strikes, lockouts or other serious labor disputes; and floods, fires, explosions or other natural disasters.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth below.

WAKE FOREST UNIVERSITY		KINETIC CONCEPTS, INC.
By:	/s/ J. KIFFIN PENRY	By:	/s/ JAMES R. LEININGER, M.D.

Name:	J. Kiffin Penry, M.D.	Name:	James R. Leininger, M.D.
Title:	Senior Associate Dean	Title:	CEO and President
Date:	10/5/93	Date:	10/6/93

 APPENDIX A

System and Method for Achieving Rapid Wound Healing
Louis C. Argenta and Michael J. Morykwas

Serial No: Filed:	07/792,001 November 14, 1991
Serial No: Filed:	PCT/US92/09649 November 12, 1992
Serial No: Filed:	08/028,677 (CIP of 07/792,001) March 9, 1993

APPENDIX B

Wound Dressing and Treatment Method
David S. Zamierowski
Patent No: 4,969,880
Issued: November 13, 1990

Fluidic Connection System and Method
David S. Zamierowski
Patent No: 5,100,396 (CIP of 4,969,880)
Issued: March 31, 1992

Fastening System and Method
David S. Zamierowski
Serial No: 07/699,936
Filed: May 14, 1991

Fastening System and Method
David S. Zamierowski
Serial No: PCT/US92/04019
Filed: May 14, 1992

APPENDIX C

YEAR ONE RESEARCH
TOTAL [***]

  1.
  Determination of optimal vacuum levels (inches Hg) to maximize superficial and deep tissue perfusion levels as determined by laser doppler needle probes and superficial tissue O2 and CO2 levels with transcutaneous probes. Studies are needed to determine the maximum and minimum boundaries of applied vacuum and also the optimal vacuum level to maximize perfusion in sensate and cord injured patients. (The lack of vascular tone in cord injured patients may result in different responses to applied vacuum than sensate patients.) $[***]

  2.
  Effects of intermittent vacuum timing on superficial and deep tissue perfusion as determined by laser doppler needle probes. Studies are needed to determine the optimal cycle conditions; whether symmetrical or asymmetrical. If asymmetrical, then duration of on and off periods needs to be determined for both sensate and cord injured patients. $[***]

Major Equipment

MBF3D—Dual Channel Microvascular Laser Doppler Blood Flow
                Monitor with 4 needle probes
                Moor Instruments Ltd. Devon England
                Can be used for both human (1&2) studies $[***]

        22 December, 2000

        Confidential

Kinetic Concepts, Inc. ("KCI"),
a Texas corporation
8023 Vantage Drive
San Antonio, Texas 78230-4726

Wake Forest University ("Wake Forest"),
a North Carolina educational institution
through its Wake Forest University School of Medicine
Medical Center Boulevard
Winston-Salem, North Carolina 27157
Attention: Office of Technology Asset Management

  Re:
  Amendment to License Agreement dated October 6, 1993 (the "Agreement")

Gentlemen:

        We have been discussing amendments to our License Agreement dated October 6, 1993 (herein, the "Agreement"). This letter (hereinafter, this "Amendment") documents such amendments, which are made principally for relieving KCI of certain near term obligations in hopes of enabling longer term market penetration, for our mutual benefit.

Adjusted Royalty Calculations

        Section 4.4.2 of the Agreement is hereby amended by adding the following sentence at the end thereof: The royalty reduction to the amount of earned royalty to be paid by KCI to Wake Forest as a result of royalty payments to be made by KCI to Zamierowski as provided under Section 4.4.2 shall not be affected by any temporary relief of the actual payment by KCI of any royalty obligations due to Dr. Zamierowski for the period ("Time Period of Relief") beginning on July 1, 2000 and ending on December 31, 2002. As such, for the Time Period of Relief, the term "royalty payments actually paid to Zamierowski" as used in the first sentence of 4.4.2 of the Agreement shall be deemed to include both royalty payments actually made by KCI to Zamierowski as well as any royalty payments that would have accrued to Zamierowski but not actually paid by KCI due to temporary relief during the Time Period of Relief.

        In addition, Article 4, "Compensation," of the Agreement is hereby amended by adding the following additional paragraphs:

          4.9.1 For purposes of this Agreement, "Domestic Royalties" means that portion of the earned royalty due for Net Sales of Licensed Products or Licensed Processes in the United States. "International Royalties" means that portion of the earned royalty due for Net Sales of Licensed Products or Licensed Processes outside of the United States.

          4.9.2 For the six-month period ending the last day of December, 2000 and for such period only, after all other calculations of earned royalty under this Agreement, the amount of Domestic Royalties due for that period shall be reduced by [***] dollars $[***]. Any minimum royalty obligations far such six-month period ending on December 31, 2000 shall not apply.

          4.9.3 As partial consideration for the royalty reduction provided in Section 4.9.2, and beginning with the semi-annual royalty report and corresponding payment (the "Report") due to be submitted the last day of February, 2001, and ending with the Report due to be submitted the last day of August, 2002, KCI shall advance payment for Domestic Royalties prospectively ("Prospective Payments") for the then-current semi-annual periods ("Halves" or "Half Years"). Payments for International Royalties are not affected by this Amendment and are due and payable as provided for in the Agreement. Prospective Payments shall be based on the following projections for the corresponding Halves of calendar years 2001 and 2002, unless otherwise mutually agreed to in writing:

YEAR	Projected Domestic Net Sales For First Half		Projected Domestic Net Sales for Second Half
2001	$	[***]	$	[***]
2002	$	[***]	$	[***]

          For any Half Year in which Prospective Royalties have been paid, any difference between the Prospective Payments actually made by KCI to Wake Forest for such Half Year and the amount of Domestic Royalties actually earned for such Half Year ("Corrections") will be accounted for in the next succeeding Report following such Half Year. Notwithstanding the foregoing, the Report due to be submitted the last day of February 2001, shall also include accounting for Domestic Royalties earned for the second Half Year of 2000; whereas the Domestic Royalties of all other Reports due to Wake Forest in years 2001 and 2002 shall be limited to the Prospective Payments, the Added Domestic Royalty as described in Paragraph 4.9.4 of this Agreement (to the extent applicable), and any Corrections. After the August 2002 Report for the prospective period ending on December 31, 2002, the Prospective Payment provisions of this Paragraph 4.9.3 shall no longer apply and royalties shall again be paid retrospectively, as set forth elsewhere in this Agreement, provided, however, that KCI shall make any applicable Correction in the Report of February 2003 for the Half Year ending on December 31, 2002.

          4.9.4 As partial consideration for the royalty reduction provided in Section 4.9.2 and in addition to the other payment obligations set forth in this Agreement, beginning January 1, 2000, KCI shall owe an Added Domestic Royalty (defined below) to Wake Forest until the date on which the cumulative total of such Added Domestic Royalty actually paid to Wake Forest equals [***] ($[***]). The "Added Domestic Royalty" shall be calculated retrospectively as [***]% of Net Sales of Licensed Products or Licensed Processes in the United States during each Half Year commencing with the Half Year of January 1, 2001 through June 30, 2001. The Added Domestic Royalty shall be paid by KCI to Wake Forest with the Report for each Half Year. The first payment for the Added Domestic Royalty is not due until the Report of [***] for the Half Year ending on June 30, 2001.

          4.9.5 In partial consideration for the royalty reduction provided in Section 4.9.2, KCI will also pay to Wake Forest a minimum U.S. royalty of [***] ($[***]) (the "Transition Minimum"), in addition to any International Royalties due and payable, with the Report due on the last day of [***] (the "Transition Report"). Any Domestic Royalties (including Added Domestic Royalties) paid with the Transition Report will be credited against said Transition Minimum, and the amount of the Transition Minimum which exceeds such Domestic Royalties shall be credited to KCI as a royalty credit ("Royalty Credit"). KCI shall have the right to apply its unused Royalty Credit with subsequent Reports in amounts not to exceed [***] ($[***]) per Report.

          4.9.6 If KCI terminates this Agreement prior to January 1, 2004 for any reason other than material breach by Wake Forest resulting in damages awarded to KCI of at least $[***] or if Wake Forest terminates this Agreement prior to January 1, 2004 due to an uncured material breach by KCI, then KCI will pay a termination fee of [***] ($[***]) to Wake Forest within thirty (30) days following such termination.

Escrow Provisions

        Section 12.1 of the Agreement is hereby amended by deleting the second sentence of Section 12.1 in its entirety and replacing the deleted sentence with the following sentence: "Thirty (30) days following such notice, KCI may escrow a portion of the royalties payable to Wake Forest in any one

2

payment period, the aggregate of said-escrowed royalties not to exceed [***] KCI's direct, out-of-pocket expenses paid by KCI during that same and prior periods in direct relation to (i) prosecuting a defense against a declaratory judgment action by a bona fide third party alleging invalidity or non-infringement of the Patent Rights, or (ii) filing and prosecuting an infringement action against a bona fide third party for infringement of the Patent Rights; provided that said escrowed royalties are no greater than [***]% the total royalties payable to Wake Forest in that same payment period."

Controlling Terms

        The terms of this Amendment shall control over the terms of the original Agreement which are inconsistent with this Amendment. Any and all other terms of the Agreement remain in full force and effect.

        Now therefore, in consideration of the foregoing mutual covenants and for other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the Parties hereby agree that the terms of this Amendment amend the Agreement. In witness whereof, each Party has caused this Amendment to be executed by its duly authorized representative, to be effective as of July 1, 2000.

ACKNOWLEDGED AND AGREED:

Kinetic Concepts, Inc.		Wake Forest University through its Wake Forest University of School of Medicine
By:	/s/ FRANK DILAZZARO	By:	/s/ RICHARD H. DEAN

	Frank DiLazzaro Senior Vice President		Richard H. Dean, M.D. Senior Vice President for Health Affairs
Date:	12-22-2000	Date:	12-22-2000

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QuickLinks

  Exhibit 10.29
WAKE FOREST UNIVERSITY LICENSE AGREEMENT
APPENDIX A
APPENDIX B
APPENDIX C